OPTION AGREEMENT
TREND PROPERTY

THIS AGREEMENT made the 6th day of February, 2008

BETWEEN:

DIMENSION RESOURCES (USA) INC., a company incorporated under the laws of Nevada and having an office at Suite 860, 625 Howe Street, Vancouver, British Columbia V6C 2T6

("**Optionor**")

AND:

CALIBRE MINING LTD., a company incorporated under the laws of Nevada and having an office at 1250 – 999 West Hastings Street, Vancouver, British Columbia, Canada

("**Optionee**")

WHEREAS:

A. Optionor, a wholly-owned subsidiary of New Dimension Resources Ltd. ("**NDR**"), is the recorded and beneficial owner of one hundred (100%) percent of the right, title and interest in and to the mineral claims (and fractions) more particularly described in Schedule A attached hereto and forming part hereof (collectively, the "**Trend Property**"), subject to the royalty and obligations to make the payments set forth in Schedule B (collectively, the "**Vendor Payments**");

B. The parties wish to enter into an agreement granting to Optionee the exclusive right and option to acquire up to an undivided seventy-five (75%) percent of the right, title and interest of Optionor in and to the Trend Property, subject to the Trend NSR and Vendor Payments, on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the sum of TWENTY ($20.00) DOLLARS now paid by Optionee to Optionor, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. INTERPRETATION

1.1 In this Agreement:

(a) **"65% Option"** has the meaning set out in article 3.1;

(b) **"75% Option"** has the meaning set out in article 3.1;

(c) **"Acceptance Date"** means the date of acceptance of this Agreement by the Exchange for filing;

(d) "**Business Day**" means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver, British Columbia are not open for business during normal banking hours;

(e) "**Dollars**" means legal currency of the United States of America;

(f) "**Effective Date**" means the date that all parties have signed this Agreement;

(g) "**Environmental Claims**" means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Laws or any permit issued under any Environmental Laws, including, without limitation:

(i) any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(h) "**Environmental Laws**" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

(i) "**Exchange**" means the TSX Venture Exchange Inc.;

(j) "**Expenditures**" includes all expenditures and costs made or incurred by Optionee or its affiliates or permitted assigns relating directly or indirectly to the Trend Property, including without limitation all expenditures and costs made or incurred: in doing geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays, audits and/or surveys; in line cutting, mapping, trenching and staking; in searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals; in doing diamond and other drilling; in obtaining, providing, erecting, mining and milling including, without limitation, installing and operating mining plant, milling or other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and/or equipment; in construction of access roads and other facilities on or for the benefit of the Trend Property or any part thereof, in transporting personnel, supplies, mining, milling or other treatment plant, buildings, machinery, tools, appliances or equipment in, to or from the Trend Property or any part thereof, in paying reasonable wages and salaries (including "fringe benefits") of personnel directly engaged in performing work on or with respect to the Trend Property; in payment of assessments or contributions under applicable employment legislation relating to workers' compensation, unemployment insurance and other applicable legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining and maintaining any insurance; in the management of and accounting for work and providing supervisory, legal, accounting,

consulting and other contract or professional services or facilities relating to work performed or to be performed hereunder; in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Trend Property or any part thereof or interest therein pursuant to this Agreement and to keep the Trend Property or any part thereof in good standing; in acquiring access and surface rights to the Trend Property; in carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples' claims, requirements or matters; in carrying out any requirements or prerequisites in order to obtain and obtaining all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental permits, approvals or consents; in carrying out reclamation or remediation; in improving, protecting, or perfecting title in the Trend Property or any part thereof; in carrying out mineral, soil, water, air or other testing; in preparing engineering, geological, or environmental studies and/or reports and test work related thereto; and in preparing one or more feasibility studies including any work or reports preliminary or supplementary thereto and making any Vendor Payments;

(k) "**Mineral Products**" means the mineral products derived from operating the Trend Property as a mine;

(l) "**NSR**" means royalties totalling one (1%) percent of net smelter returns from commercial production of Mineral Products, as more particularly described in Schedule C attached hereto and forming a part hereof;

(m) "**Operator**" means the operator appointed pursuant to article 5 of this Agreement;

(n) "**Option**" means the options granted by Optionor to Optionee pursuant to article 3, including the 65% Option and the 75% Option, as such terms are defined in article 3;

(o) "**Program**" means any program to carry out work and incur Expenditures on the Trend Property and includes, as the context requires, the preparation of any preliminary feasibility study or other feasibility study or report;

(p) "**Trend NSR**" means the net smelter returns royalty payable to Trend Resources LLC, as described in Schedule B and forming part of the Vendor Payments;

(q) "**Trend Property**" means those mineral claims described in Schedule A of this Agreement and any other claims that become the subject of this Agreement pursuant to article 11 hereof;

(r) "**Underlying Agreements**" means the agreement dated July 7, 2003 between NDT Ventures Ltd. (the predecessor company to NDR) and Trend Resources LLC under which the Optionor acquired the Trend Property and the finder's fee agreement dated July 30, 2003 between NDT Ventures Ltd. and Henry H. Tonking, as amended by the agreement between the same parties dated April 23, 2004, copies of which are attached hereto as Appendix I and Appendix II to Schedule "B"; and

(s) "**Vendor Payments**" means the various payments payable by the Optionor under the Underlying Agreements on the basis more particularly described in Schedule B attached hereto and forming a part hereof.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America.

1.3 The titles to the respective articles are used for convenience only and are not a part of this Agreement.

1.4 The Schedules attached hereto as Schedules A, B and C are incorporated into this Agreement by reference.

1.5 Words importing the singular number will include the plural and vice-versa, and words importing the masculine gender will include the feminine and neuter genders and vice-versa, and words importing persons will include firms, partnerships, and corporations.

2. REPRESENTATIONS AND WARRANTIES

2.1 Optionee represents and warrants to Optionor that:

(a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2 Optionor represents and warrants to Optionee that:

(a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e) the mineral claims which comprise the Trend Property have been duly, validly and properly staked, recorded and tagged, are accurately described in Schedule A, are presently in good standing of all obligations (including, without limitation payment of

mining duties, performance of minimum assessment work and filing of reports with respect to minimum assessment work) required under the laws of the jurisdiction in which they are located, and are free and clear of all liens, charges, encumbrances, claims, rights or interest of any person save and except (i) encumbrances arising under or pursuant to legislation applicable to the Trend Property including but not limited to utility rights of way and municipal easements, and (ii) the Trend NSR;

(f) Optionor has made all payments that are payable up to the date hereof to Trend Resources LLC and Henry Tonking under the Underlying Agreements, including issuing the 25,000 shares and 2,500 shares of NDT Ventures Ltd. to Trend Resources LLC and Henry Tonking, respectively;

(g) Optionor has made all taxes, assessment, rentals, levies, or other payments relating to the Trend Property required to be made to any federal, provincial, or municipal government instrumentality;

(h) Optionor is the sole recorded and beneficial owner of a one hundred (100%) percent undivided interest in and to the Trend Property, subject to the Vendor Payments and the Trend NSR;

(i) Optionor has the exclusive right to enter into this Agreement and all necessary authority to dispose of up to an undivided seventy-five (75%) percent interest in and to the Trend Property in accordance with the terms of this Agreement, subject to the Trend NSR;

(j) no person, firm or corporation has any proprietary or possessory interest in the Trend Property other than Optionor, and no person is entitled to any royalties or other payment in the nature of rent or royalties on any minerals, ores, metals or concentrates or any other such products removed from the Trend Property, save and except for the Trend NSR;

(k) there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Trend Property or the interests of Optionor therein nor is Optionor aware of any acts that would lead it to suspect that the same might be initiated or threatened;

(l) there is no adverse claim or challenge against or to the ownership of or title to the Trend Property, or any portion thereof, nor is there any basis therefor and there are no outstanding agreements or options to purchase or otherwise acquire the Trend Property or any portion thereof or any interest therein and the Trend Property is not the whole or substantially the whole of Optionor's assets or undertaking;

(m) no proceedings are pending for and the Optionor is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of the Optionor or the placing of the Optionor into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(n) it has not received from any government instrumentality or any other person any notice of or communication relating to any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Trend Property or any operations carried out on the Trend Property;

(o) Optionor will upon request, promptly make available to Optionee all information in its possession or control relating to work done on or regarding the Trend Property;

(p) Optionee may enter in, under, or on the Trend Property for all purposes of this Agreement without making any payment to and without accounting to or obtaining the permission of any other person, other than any payment required to be made under this Agreement subject to the negotiation of applicable permissions and rights of entry with surface owners;

(q) the Optionor holds all valid and subsisting mining certificates or licences required to be held by the Optionor to hold its interest in the Trend Property under the mining laws of the jurisdiction in which the Trend Property is located; and

(r) the Trend Property is free and clear of all unprotected open mine shafts, mine openings of workings, open pits, rock stockpiles, mine tailings or waste materials and has never been used as a landfill.

2.3 The Optionor covenants with the Optionee that it will at its sole cost and expense, remove or take remedial action regarding any materials released by the Optionor or its contractors and agents, into the environment at, on or near the Trend Property prior to the date of this Agreement for which any removal or remedial action is required pursuant to any law, regulation, order or governmental action, provided that no such removal or remedial action shall be taken except after reasonable advance written notice has been given to the Optionee and any such removal or remedial action shall be undertaken in a way so as to minimize any impact on the Optionee's operation on the Trend Property and the Optionor will at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Trend Property by the Optionor or any of its contractors or agents.

2.4 The Optionor will not, either during the term of the option under this Agreement or thereafter if the Optionee exercises its option under this Agreement, sell, assign, alienate, transfer or in any other way deal with its interest in the Trend Property or this Agreement, save and except as specifically provided herein.

2.5 The representations, warranties covenants, agreements and conditions hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Trend Property by Optionee, and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement, including, without limitation, lawyers fees and disbursements and any taxes thereon.

3. OPTION

3.1 Optionor hereby irrevocably grants to Optionee the sole and exclusive right and option to acquire up to an undivided sixty-five (65%) percent right, title and interest in and to the Trend Property (the "**65% Option**") in accordance with the terms of this Agreement (and subject to the Vendor Payments and the Trend NSR). The Optionee may exercise the 65% Option and acquire such 65% interest by incurring Expenditures on the Trend Property as follows:

Year 1: On or before the first anniversary of the Effective Date, the Optionee shall incur Expenditures of five hundred thousand ($500,000.00) dollars, it being a firm commitment of the Optionee to incur such Expenditures. For greater certainty, the Optionee shall be entitled to count

Expenditures incurred before the Effective Date towards its obligation to incur $500,000 before the first anniversary of the Effective Date. The Expenditures that the Optionee has committed to incur shall include drilling of the Trend Property, making all Vendor Payments due in respect of such Expenditures and such claims maintenance fees as are necessary to keep the claims in good standing after September 2, 2008; and

Years 2 to 4: On or before the fourth anniversary of the Effective Date the Optionee shall incur Expenditures of a further one million ($1,000,000.00) dollars, including making all Vendor Payments due in respect of such Expenditures, in the cumulative aggregate from the second anniversary to the fourth anniversary of the Effective Date.

Forthwith on the Optionee incurring one million and five hundred thousand ($1,500,000.00) dollars in Expenditures, an undivided sixty-five (65%) percent interest in and to the Trend Property, subject only to the Vendor Payments and the Trend NSR, will vest in the Optionee.

If the Optionee fails to complete such Expenditures as contemplated in this section 3.1, the option shall terminate 60 days thereafter, save and except that the Optionee may satisfy the deficiency in Expenditures by paying the outstanding amount directly to the Optionor within such 60 day period.

3.2 At Optionee's sole option, Optionee may elect to earn an additional undivided ten (10%) percent interest for a total interest of seventy-five (75%) percent in the Trend Property (the "**75% Option**") by preparing and bearing the costs of preparing, producing and presenting to the Optionor, within five years, a preliminary assessment as defined in National Instrument 43-101 of the Canadian Securities Administrators (the "**Preliminary Assessment**") and being a first level study performed by a third party on a mineral resource to determine its optimum mining methods, estimated production and capital costs and economic viability and to determine whether the expense of a full pre-feasibility is warranted. The parties agree that it is not a condition to the acceptability of the Preliminary Assessment that permits are in place.

In order to elect to pursue the 75% Option, the Optionee must deliver a notice to the Optionor stating its intention to proceed with earning the 75% Option or before 180 days after exercising the 65% Option. If the Optionee elects to proceed with earning the 75% Option, the Optionee shall have a period of five years from the date of earning its 65% interest to prepare, produce and present to the Optionor a Preliminary Assessment. Forthwith on Optionee performing the requirements of this section 3.2, an undivided additional ten (10%) percent interest in and to the Trend Property, subject only to the Trend NSR, will vest in Optionee. All Expenditures incurred by the Optionee after exercising the 65% Option but before exercise, termination or expiry of the 75% Option, including all Vendor Payments due in respect of any such Expenditures, shall be borne exclusively by the Optionee.

If the Optionee does not elect to proceed with earning this 75% Option within the 180 day period, or elects to proceed but subsequently gives notice to the Optionor that it is terminating the 75% Option, thereafter the Optionee and Optionor will fund the costs of producing the Preliminary Assessment and all further expenditures on the Trend Property on a pro rata basis as a joint venture under article 7.

4. EXPENDITURES

4.1 Optionor understands and confirms that any amounts spent under section 3.1 are cumulative aggregate amounts and as such any excess in the amount of Expenditures required to be incurred in any

particular period in section 3.1, will be carried over and included in the aggregate amount of Expenditures for the subsequent period.

4.2 Notwithstanding section 3.1 if the Optionee has not incurred the requisite Expenditures to maintain its option in good standing within any of the periods specified in paragraph 3.1, the Optionee may pay the Optionor, within 60 days following the expiry of such period the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Optionee during such period.

4.3 While this Agreement is in effect the Optionee shall pay all annual claims maintenance fees due to the Nevada Bureau of Land Management and all annual recording fees due to the County that are required to maintain the Trend Property in good-standing for the following assessment year by August 1 of each year and provide evidence of such payments to the Optionor not later than August 15 of each year. If the Optionee terminates this Agreement after July 1 of any year, the Optionee shall be responsible for all claim maintenance fee payments, both BLM and County, for that assessment year.

4.4 While this Agreement is in effect the Optionee shall be responsible for taking such other actions, including making any necessary payments and completing any necessary filings as are necessary in order to maintain title to the Trend Property in good-standing.

5. OPERATOR BEFORE JOINT VENTURE

5.1 From the Effective Date until formation of the joint venture hereunder, Optionee will be the operator on the Trend Property ("**Operator**").

5.2 Operator will be entitled to reimbursement for all of its reasonable expenditures actually incurred in its duties as Operator and will also be entitled to include in Expenditures a charge of ten (10%) percent of all Expenditures made or incurred by it as Operator, reduced to 5% in respect of third party contracts for work with a value of $50,000 or more, for management supervision and administrative services.

5.3 Operator will have the sole and exclusive right and authority to manage and carry out all Programs on the Trend Property and to incur the Expenditures required for that purpose.

5.4 In carrying out its duties, the Optionee, acting as Operator, will:

(a) keep the Trend Property free of all liens and encumbrances (other than those, if any, in effect on the Effective Date or the creation of which is permitted by this Agreement) arising out of the carrying out of work on the Trend Property or otherwise in respect of the Operator's activities and, in the event of any lien being filed as mentioned, proceed with diligence to contest or discharge it;

(b) prosecute claims or, where a defence is available, defend litigation arising out of the carrying out of work on the Trend Property, provided that any party may join in the prosecution or defence at its own expense;

(c) perform assessment work or make payment in lieu thereof and pay the rentals, taxes, Vendor Payments, or other payments and do all other things necessary to maintain the Trend Property in good standing and to comply with the Optionors obligations in respect thereof, including without limitation staking and restaking mining claims and applying for licenses, leases, grants, concessions, permits, patents, and other rights to and interests in the Trend Property;

(d) maintain accounts in accordance with generally accepted accounting principles in the mining industry in Canada;

(e) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, state, territorial, and municipal laws, by-laws, ordinances, rules and regulations, and this Agreement;

(f) at all reasonable times permit representatives of the Optionor, at their sole risk and expense, to inspect the Trend Property and operations carried out thereon provided that the inspecting representatives do not unreasonably impede the operations being undertaken at the Trend Property;

(g) employ and engage employees, agents, and independent contractors that it considers necessary or advisable to carry out its duties and obligations and, in this connection, to delegate any of its powers and rights to perform its duties and obligations under this Agreement;

(h) permit the parties, at their own expense, to inspect, take abstracts from, or audit any or all of the records, exploration information (including maps and data), whether in hard copy or electronic form, and accounts related to the Trend Property and any work done thereon during normal business hours; and

(i) transact, undertake, and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties, and any other matters in the Operator's name in connection with earning the 65% Interest or the 75% Interest.

5.5 Until formation of the joint venture, the Optionee shall indemnify and save the Optionor and its directors and officers, harmless from and against all suits, claims, demands, losses and expenses that arise directly or indirectly as a result of the Optionee's activities on or in respect of the Trend Property, whether as Operator or otherwise.

5.6 Until formation of the joint venture, the Optionee will place and maintain with a reputable insurer or insurers such insurance as it deems advisable in order to protect the parties, acting reasonably, and will provide evidence of that insurance to the Optionor upon request.

5.7 Within sixty (60) days following the end of each calendar year or at the Operator's sole discretion within sixty (60) days following the completion of any Program, Operator will deliver to the parties a statement showing in reasonable detail the Expenditures incurred during the Program and the aggregate Expenditures incurred to the end of the calendar year or such Program, as the case may be, and the parties to this Agreement will have sixty (60) days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement will be deemed to be correct and unimpeachable thereafter.

5.8 If a statement delivered pursuant to section 5.5 is questioned by a party to this Agreement:

(a) such party will have four (4) months from the time of delivery of the statement to have such audited;

(b) the audited results will be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain the Option in good standing, the party

that is Operator may pay to the non-Operator party the amount of such deficiency within fifteen (15) days following receipt of notice of such audited results, whereupon such amount will be deemed to have been Expenditures incurred during the audited period; and

(c) the costs of the audit will be borne by the party requesting the audit if Operator's statement was accurate within five (5%) percent and will be borne by Operator if such statement was not accurate within five (5%) percent.

6. RIGHT OF ENTRY

6.1 During the currency of this Agreement, Optionee and its directors, officers, employees, agents and independent contractors, will have the sole and exclusive right and option to:

(a) enter upon the Trend Property;

(b) subject to subsection 5.4(f) hereof, have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development or other mining work thereon and thereunder as Optionee in its sole discretion may consider advisable;

(d) bring and erect upon the Trend Property such facilities as Optionee may consider advisablé; and

(e) remove from the Trend Property and dispose of, for its own account, ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

7. EXERCISE OF 65% OPTION AND FORMATION OF JOINT VENTURE

7.1 Once Optionee has incurred and performed the requirements as set out in section 3.1, Optionee will be deemed to have exercised the 65% Option and to have earned an undivided sixty-five (65%) percent interest in and to the Trend Property, subject only to the Trend NSR.

7.2 In the event that Optionee exercises the 65% Option in accordance with the terms of this Agreement, then, upon expiry, termination or exercise of the 75% Option, Optionor and Optionee agree to associate on a joint venture basis for the further exploration and development of the Trend Property. Thereafter, the parties will contribute in accordance with their respective interests in the Trend Property. Upon formation of the joint venture as provided herein, no further work will be carried out on the Trend Property (except as necessary to keep the Trend Property in good standing) until such time as a joint venture agreement has been executed and delivered by the Optionor and Optionee and then only in accordance with the joint venture agreement. The parties further agree to enter into a formal joint venture agreement in respect of the Trend Property and the parties agree to negotiate in good faith the form of the joint venture agreement, which will include the following basic terms:

(a) a deemed initial expenditure by Optionor on the Trend Property that reflects its percentage undivided interest in the Trend Property;

(b) the Optionee shall continue to be the Operator;

(c) a management committee (the "**Management Committee**") will be formed, with each party (provided it has a participating interest) having the right to appoint one (1)

representative and one (1) alternate representative, who shall also be entitled to attend meetings, to the Management Committee;

(d) the Management Committee shall make all decisions in respect of exploration, development and mining operations on the Trend Property, and shall decide every question submitted to it by a vote with each party's representatives collectively being entitled to cast that number of votes which is equal to its party's interest percentage in the joint venture. Other than as is expressly set out herein to the contrary, the Management Committee shall make decisions by simple majority;

(e) the representatives of the Optionee shall be the chairman and secretary, respectively, of the Management Committee meeting;

(f) a standard formula for dilution of a non-contributing party's interest on a pro-rata basis based on aggregate deemed and actual contributions to the joint venture, but, if a party (the "**defaulting party**") fails to pay its pro-rata costs of an approved program after electing to participate, the defaulting party will cease to have any interest in the Trend Property, the joint venture or any right to the NSR unless the defaulting party funds its pro-rata share of the approved program within 30 days of receipt of notice of default;

(g) in the event the Optionee's interest is reduced to ten percent (10%) or less, the Optionee shall then be deemed to have assigned and conveyed its interest to the other party for no consideration and will have no further interest in the Trend Property;

(h) in the event that the Optionor's interest in the Trend Property is reduced to 10% or less then:

 (i) if the Optionor was reduced to 10% or less as the direct result of being diluted after failing to pay its pro-rata costs of an approved program after electing to participate, it will be deemed to have conveyed its interest to the Optionee for no consideration and will have no further interest in the Trend Property;

 (ii) in all other cases it will be deemed to have conveyed its interest to the Optionee in consideration of the right to receive the NSR;

(i) the parties agree that the Vendors Payments shall be a joint venture expense and paid by the Operator as and when due from time to time and borne by the parties in proportion to their interests in the joint ventutre from time to time; and

(j) a right of first offer provision regarding assignment of a party's interest to a third party with exceptions for affiliates (as defined in the Securities Act (B.C.)), amalgamations and mergers.

7.3 Notwithstanding the foregoing, if during the joint venture the Operator at any stage does not propose and conduct a Program of at least $50,000, in any one calendar year, the non-operator may elect to propose a Program greater than $50,000 and will become the Operator of the joint venture.

8. COVENANTS OF OPTIONOR

8.1 Forthwith upon execution of this Agreement by the parties, Optionor will deliver to Optionee copies of such financial, technical and geological information pertaining to the Trend Property in its possession as Optionee may request.

8.2 During the currency of this Agreement and the Option, Optionor will:

(a) not do any act or thing which would or might in any way adversely affect the rights of Optionee hereunder to earn up to an undivided seventy-five (75%) percent interest in the Trend Property;

(b) promptly make available to Optionee and its representatives access during regular business hours to all records and files in the possession of Optionor relating to the Trend Property, and permit Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c) promptly provide Optionee with any and all notices and correspondence from government agencies or any other party in respect of the Trend Property.

9. TITLE TO TREND PROPERTY

Promptly after execution of this Agreement by the parties, Optionor will deliver to Optionee a duly executed transfer in registrable form transferring registered title to the Trend Property to Optionee, which Optionee will be entitled to file for the purposes of transferring registered title to the Trend Property to the Optionee. The Optionee agrees that if it registers title to the Trend Property in its name it is only doing so for the purposes of protecting its interest in the Trend Property under this Agreement. The Optionee agrees to hold the Optionor's interest in the Trend Property in trust for the Optionor, subject to the terms of this Agreement. In the event:

(a) this Agreement terminates automatically or is terminated by the Optionor or the Optionee; or

(b) the Optionee makes a general assignment for the benefit of creditors or any proceedings are instituted by or against the Optionee under any bankruptcy, insolveny or similar law,

Optionee agrees to forthwith duly execute and deliver to Optionor a transfer in registrable form transferring registered title to the Trend Property to Optionor.

10. REGISTRATION OF AGREEMENT

Notwithstanding Article 9 of this Agreement, Optionee or Optionor will have the right at any time to register this Agreement or notice thereof against title to the Trend Property and the other party agrees not to unreasonably refuse to execute, before a notary if required, any documents in connection therewith..

11. AREA OF MUTUAL INTEREST

An area of mutual interest including all lands inside the boundary that lies one (1) kilometre beyond the existing exterior boundaries of the Trend Property is hereby established, (which area is hereinafter called the "**AMI**"). By signing this Agreement, Optionee and Optionor hereby covenant and agree each with the other that any Trend Property interest or mineral rights or claims that may be acquired by either of them after the Effective Date located wholly or partially within the AMI will become a part of the Trend Property and be subject to this Agreement. If either Optionee or Optionor acquires an interest as aforesaid, it will notify the other in writing of the extent of the interest acquired. The notified party will have thirty (30) days following receipt by it of the foregoing notification to elect in writing to have the Trend Property interest or mineral rights or claims included within the terms of this Agreement. If the notified party does not so elect in writing within the thirty (30) day period, the acquiring party will be

entitled to acquire the Trend Property interest or mineral rights or claims for its own account and such interest will not be part of the Trend Property and will not be subject to the terms of this Agreement.

12. EXPLORATION REPORTS

12.1 The Optionee will report all exploration results to Optionor on a quarterly basis within forty-five (45) days of the end of the quarter and will disclose to the Optionor material exploration results in a timely manner. The Optionor has the authority to publicly disclose by press release or otherwise any material exploration results provided it has, prior to such disclosure, obtained pre approval to the disclosure from the Optionee, such approval not to be unreasonably withheld or delayed.

13. OPTION ONLY

13.1 This Agreement provides for an option only and nothing contained in Article 3 hereof will be construed as obligating Optionee to do any acts or make any payment hereunder and any act or acts or payment or payments as will be made under Article 3 will not be construed as obligating Optionee to do any further act or make any further payment except:

(a) for Expenditures of five hundred thousand ($500,000.00) dollars to be incurred on or before the first anniversary of this Agreement in accordance with the Optionee's commitment under section 3.1; and

(b) the Optionee is obligated to pay all Vendor Payments arising as a result of Expenditures incurred by it, notwithstanding termination of this Agreement by either party.

13.2 Optionee will have the right at any time to give ten (10) days written notice to the Optionor terminating this Agreement or the 75% Option, subject to its obligations under section 13.1 hereof.

14. RIGHT OF FIRST REFUSAL

14.1 Up to the time of the formation of a joint venture in Article 7 and provided the conditions in Section 15.2 are met, each of the Optionee and the Optionor grant to one another the right of first refusal in respect of any bona fide offer (the "**Offer**") from a third party to purchase or otherwise acquire some or all of its (the "**Offeror**") respective interest in the Trend Property or any of the Offeror's rights under this Agreement which the Offeror proposes to accept, such right will be exercised as follows:

(a) in the event that the Offeror receives an Offer, it shall prior to accepting the same provide the other party (the "**Offeree**") with written notice setting out the terms thereof;

(b) if the Offer refers to any non-cash consideration, then the Offeror shall provide the Offeree with a good faith estimate of the cash equivalent of the non-cash consideration. If the Offeree does not agree with such cash equivalent, the Offeree may refer the matter to a single arbitrator appointed and operating within the terms of the Commercial Arbitration Act (B.C.) and the time for acceptance of the Offer will be extended for the time required to complete the arbitration;

(c) the Offeree shall have 30 days from receipt of the Offer in which to advise the Offeror of the Offeree's intent to purchase or otherwise acquire the said interest on the same terms as the Offer, or the cash equivalent as the case may be, in which event, the Offeror will transfer to the Offeree the interest or applicable part thereof upon payment therefore upon such terms;

(d) If the Optionee does not advise the Optionor in writing within the 30 day period, the Optionor will be entitled to accept the Offer of the third party, provided that any transferee or assignee must first deliver to the Offeree its written agreement to be bound by the terms hereof. However, if the Offer is not accepted within 60 days of the termination of the 30 day period, the right of first refusal will be reinstated in respect of the Offer or any subsequent offer.

(e) If a party which is the Operator sells its interest or transfers or assigns its rights under this Agreement to a third party, its rights and obligations as Operator under this Agreement will be included in such sale only if the third party is capable of assuming and performing the duties and obligations of the Operator under this Agreement and the consent of the other party to this Agreement is first obtained, such consent not to be unreasonably withheld or delayed.

15. DISPOSITION OF PROPERTY

15.1 Except as provided in article 14 and in Sections 15.3 and 15.4, during the term of this Agreement neither the Optionor nor the Optionee shall be entitled to sell, transfer, assign or otherwise dispose of any interest in the Trend Property or otherwise transfer or assign any of their rights or interests under this Agreement, without the prior written consent of the other party, such consent not to be unreasonably withheld.

15.2 A party shall not sell any of its interest or transfer and assign any of its rights under this Agreement, except:

(a) in its entirety;

(b) pursuant to an agreement in which consideration is expressed only in lawful money of the United States of America;

(c) as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever; and

(d) when there is no default of any of the covenants and agreements herein contained by such party.

15.3 The provisions of article 14 and section 15.1 of this Agreement will not prevent a sale by a party of all of its interest or the transfer and assignment of all of its rights under this Agreement to an affiliate (as defined in the Securities Act (B.C.)) provided that such affiliate first assumes and agrees to be bound by the terms of this Agreement and agrees to retransfer such interest to the original party before ceasing to be an affiliate of such original party.

15.4 The provisions of article 14 and section 15.1 of this Agreement will not prevent a party from entering into an amalgamation or corporate reorganization, which will have the effect in law of the amalgamated or surviving company possessing all the Trend Property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

16. CONDITIONS PRECEDENT

16.1 The obligations of Optionee under this Agreement are subject to the acceptance for filing of this Agreement by the Exchange. The Acceptance Date will not exceed sixty (60) days from the date of this Agreement, failing which the Option and this Agreement will terminate. Optionor agrees to use

commercially reasonable efforts to assist Optionee in obtaining Exchange acceptance of this Agreement, including signing and delivering or providing all such documents and information, as may reasonably required by the Exchange.

17. DEFAULT

17.1 In the event that Optionee is in default of any of its obligations hereunder other than those set forth in Sections 3.1, 4.3 and 4.4 hereof, Optionor may give notice specifying the nature of the default. Optionee shall take reasonable steps to cure such default within thirty (30) days from date of Optionee's receipt of such notice.

18. TERMINATION

18.1 In the event of default in the performance of the requirements of sections 3.1, 4.3 or 4.4 hereof, or in the event the Optionee is unable to cure any other default hereunder occurring before exercise of the 65% Option within 30 days of receipt of notice of default from the Optionor, the 65% Option and this Agreement will automatically terminate forthwith. In the event the Optionee is unable to cure a default hereunder occurring after exercise of the 65% Option but before expiry, termination or exercise of the 75% Option, the 75% Option will terminate forthwith.

18.2 Notwithstanding any other provisions of this Agreement, Optionee's obligations hereunder to make Vendor Payments in respect of Expenditures incurred by it, the Optionee's firm commitment under section 3.1, and the Optionee's obligations under sections 4.3, 4.4, 5.5 and 12.1 shall survive termination of this Agreement.

19. CONFIDENTIAL NATURE OF INFORMATION

19.1 The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, including, without limitation, the Exchange, or in connection with the filing of an annual information form, prospectus or other similar documents or for the purposes of obtaining Exchange approval as provided herein, or with the written consent of both parties, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information. Notwithstanding the foregoing, the parties hereto agree that no press releases or other public disclosure will be made regarding the fact that the parties have entered into this Agreement or the terms and conditions of this Agreement without the consent of the non-disclosing party which consent will not be unreasonably withheld or delayed, except that either party may make such disclosures as required by law. Where a request is made by written notice for permission to disclose confidential information herein, the other party will reply within two Business Days after receipt of the written request, failing which a party shall be deemed to have consented to such disclosure in the limited circumstances specified in the request.

20. EXPENSES OF PARTIES

Each party to this Agreement will bear their own expenses in respect of this transaction.

21. NOTICE

21.1 Any notice, direction or other communication required or permitted to be given under this Agreement will be in writing and will be given by personal delivery or by prepaid registered or certified mail or by facsimile or other form of telecommunication, in each case addressed as follows:

(a) if to **Optionee**:

Calibre Mining Ltd.
1250 – 999 West Hastings Street
Vancouver, BC V6C 2W2

Attention: Robert D. Brown

Fax: 604 681-9955

With a copy to:

Boughton Law Corporation
1000 – 595 Burrard Street
Vancouver, BC V7X 1S8

Attention: David Toyoda

Fax: 604 683-5317

(b) if to **Optionor**:

New Dimension Resources Ltd.
625 Howe Street Suite 860
Vancouver, V6C 2T6

Attention: President

Fax: 604 689-5041

With a copy to:

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5

Attention: C. Bruce Scott

Fax: 604 687-8772

21.2 Any notice, direction or other communication will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the third business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received, and if sent by facsimile or other form of telecommunication, will be deemed to have been given or received on the next business day following the date on which it was so sent.

21.3 Any party may at any time give to the other party notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice under this Agreement.

22. ARBITRATION

22.1 Except as otherwise specifically provided herein, disputes between the parties arising out of or in connection with this Agreement or its interpretation will be settled in accordance with this article 23 and will be settled in the first instance available. If amicable settlement cannot be reached within thirty (30) days following written notice by one party to the chief executive officer of the other party of the existence of any such dispute, the matter will be submitted to binding arbitration in accordance with the provisions of this article 22.

22.2 Following the expiry of the foregoing thirty (30) day notice period, any party may refer any matter to arbitration by written notice to the others and, within fifteen (15) days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

23. FORCE MAJEURE

23.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "**Intervening Event**").

23.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

23.3 A party relying on the provisions of this article 23 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

24. GENERAL

24.1 Headings

The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

24.2 Further Assurances

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

24.3 Payment

All references to monies hereunder will be in United States of America funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

24.4 Enurement

This Agreement enures to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

24.5 Terms

The terms and provisions of this Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

24.6 Entire Agreement

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

24.7 Time of Essence

Time is of the essence in this Agreement.

24.8 Severability

If any one or more of the provisions or stages contained herein is declared invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

24.9 Enforcement of Agreement

The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other *inter se*.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year written on the first page.

DIMENSION RESOURCES (USA) INC.

Per: ______________________
Authorized Signatory

CALIBRE MINING LTD.

Per: ______________________
Authorized Signatory

R Brown
President

SCHEDULE A
to Option Agreement
Trend Property
made as of the 6th day of February, 2008
between
New Dimension Resources Ltd. and Calibre Mining Corp.

DESCRIPTION OF TREND PROPERTY

145 Claims and Fractions, in Eureka (& Lander) County, Nevada

Name	BLM Serial Number	Due Date
GN 15-26	53465-853476	Sept. 1/08
GN 28	853477	Sept. 1/08
GN 30	853478	Sept. 1/08
GN 32	853479	Sept. 1/08
GN 34	853480	Sept. 1/08
GN 45-72	853481-853508	Sept. 1/08
GN 83-117	853509-853543	Sept. 1/08
GN 126-148	853544-853566	Sept. 1/08
GN 200-234	853567-853601	Sept. 1/08
GNF 1-8	898576-898583	Sept. 1/08

SCHEDULE "B"
to Option Agreement
Trend Property
made as of the 6th day of February, 2008
between
New Dimension Resources Ltd. and Calibre Mining Corp.

VENDOR PAYMENTS

A. Payment to Trend Resources LLC (Gary Nordin & Steve Friberg) of 5% of defined field expenditures (see agreement) to a maximum of US$250,000. US$31,926.92 has been paid to date. 1% NSR, with 50% purchasable for US$3 million. The obligations are set forth in the agreement dated July 7, 2003 and attached hereto as Appendix I.

B. Finders Free Agreement with Kip Tonking. Pay 5% of defined field expenditures to a maximum of US$200,000. US$31,926.92 has been paid to date. The obligation is set forth in the agreement dated July 30, 2003, as amended by an agreement dated April 23, 2004, both of which are attached hereto as Appendix II.

Schedule "B" - Appendix I
to Option Agreement
Trend Property

NDT VENTURES LTD
A NORTHAIR GROUP COMPANY

Finders Fee Agreement between Mr. Henry H. Tonking and NDT Ventures Ltd.

All dollar amounts are in U.S. currency

This Finders Fee Agreement (Agreement) is between Geologic Consultant Henry H. Tonking (Consultant) with offices in Reno, Nevada and NDT Ventures Ltd. (NDT) with offices in Vancouver Canada. This agreement serves to outline compensation potentially due Consultant (or his beneficiaries) by NDT in consideration for Consultant's efforts in assisting NDT (or its successors or assignees) in acquiring the GN Claims from Trend Resources LLC (Property) located in Lander and Eureka Counties , Nevada.

As defined in this Agreement, the Property can be one or multiple land holdings within the same geologic district or province whose boundaries are within 10 miles of the boundaries of the Property on the effective date of this Agreement. Further, additional land acquisitions can be made over time within or overlapping these boundaries with no further compensation due Consultant. In addition any additional unrelated claims or properties acquired from Trend Resources LLC that were presented to NDT independent of Consultant are not subject to additional compensation to Consultant. Compensations potentially due consultant are as follows:

- If NDT successfully culminates an agreement on the Property then NDT agrees, subject and conditional to regulatory approval, to pay Consultant $2,500 cash and issue 25,000 shares of NDT stock. The cash will be paid and the shares issued within 30 days of finalizing the agreement and obtaining regulatory approval.

- NDT will pay Consultant an amount equal to five (5) percent of "field expenditures" up to a maximum cap of $200,000, but not to include personnel related costs or expenses, corporate overhead, acquisition costs, land maintenance payments/fees or legal fees. "Field expenditures" include costs related to sample assaying, geophysical programs, drilling, equipment work and other field-related activities. These payments will be made on a quarterly basis.

In the event that both parties agree that any of the above cash payments are to be made in an equivalent number of common shares in NDT, then any issuance of shares will be determined by the average closing price of NDT's shares on the last trading day prior to any signed and binding agreement being publicly announced. NDT shares will be subject to a hold period as determined by the TSX Venture Exchange or other regulatory authorities.

NDT can drop all or part of the Property at any time without further obligations to Consultant.

If Property is assigned, sold or otherwise transferred to other parties this Agreement is binding to those parties.

This Agreement is subject to approvals by the TSX Venture Exchange or other appropriate regulatory authorities.

Accepted this 30th day of July 2003. (Effective Date)

NDT Ventures Ltd.	For Consultant
Per:	Per:
Thomas Burkhart Vice President, Exploration	Henry H. Tonking, Consultant

Formatted

NDT VENTURES LTD.
A NORTHAIR GROUP COMPANY

Claim Assignment Agreement Between Trend Resources LLC and NDT Ventures Ltd.

All dollar amounts are in U.S. currency

This Claim Assignment Agreement (Agreement) is between Trend Resources LLC (Trend) with offices in Reno, Nevada and NDT Ventures Ltd. (NDT) with offices in Vancouver Canada. This agreement serves to outline compensation potentially due Trend (or its beneficiaries) by NDT in consideration for Trend assigning the GN-Claims, located in Nye County, Nevada and described in attached Exhibit A (The Property) to NDT (or its successors or assignees).

As defined in this Agreement, The Property can be one or multiple land holdings within the same geologic district or province whose boundaries are within 10 miles of the boundaries of the GN-claims on the effective date of this Agreement. Further, any additional land acquisitions that are made over time within these boundaries will become part of this Agreement with no further compensation due Trend that is not already defined in this Agreement. Compensations potentially due Trend are as follows:

5000 J GDM.

- Once the GN-Claims are successfully transferred to NDT then NDT agrees, subject and conditional to regulatory approval, to pay Trend ~~$2,500~~ cash and issue 25,000 shares of NDT stock. The cash will be paid and the shares issued within 30 days of finalizing the agreement and obtaining regulatory approval.

- NDT will pay Trend an amount equal to five percent (5%) of "field expenditures" up to a maximum of $250,000, but not to include personnel related costs or expenses, corporate overhead, acquisition costs, land maintenance payments/fees or legal fees. "Field expenditures" include costs related to sample assaying, geophysical programs, drilling, equipment work and other field-related activities. These payments will be made on a quarterly basis.

- Trend will retain a 1-% NSR royalty. At NDT's option half of this royalty can be purchased for $3 million.

- NDT agrees to utilize geologic consulting services of Trend personnel for 5 days at a rate of $400 per day. This includes any approved work performed by Trend prior to the finalization of this Agreement.

In the event that both parties agree that any of the above referenced cash payments are to be made in an equivalent number of common shares in NDT, then any issuance of shares will be determined by the closing price of NDT's shares on the last trading day prior to any signed and binding agreement being publicly announced. NDT shares will be subject to a hold period as determined by the TSX Venture Exchange or other regulatory authorities.

NDT can drop all or part of The Property at any time without further obligations to Trend but will be required to offer the effected claims to Trend in good standing.

If Property is assigned, sold or otherwise transferred to other parties this Agreement is binding to those parties.

This Agreement is subject to approvals by the TSX Venture Exchange or other appropriate regulatory authorities and the Effective date of this Agreement will be the day that this approval is granted.

Accepted this 07 day of July 2003.

NDT Ventures Ltd.

Per:

Fred Hewett
President

For Trend Resources LLC

Per:

Gary Nordin
President

Formatted

Schedule "B" - Appendix II
to Option Agreement
Trend Property

NDT VENTURES LTD.
NORTHAIR GROUP COMPANY
SUITE 860 - 625 HOWE STREET • VANCOUVER, BC • V6C 2T6 CANADA • TEL: (604) 687-7545 FAX: (604) 689-5041

DELIVERED BY FAX TO: 1-775-831-3471

April 21, 2004

Mr. Henry H. Tonking
P.O. Box 6945
Incline Village, NV
89452

Dear Mr. Tonking:

Re: GN Claims, Eureka Co., NV, known as the Trend Property
Finder's Fee Agreement Dated for Reference July 30, 2003

Further to your discussions with Tom Burkhart, Vice President of NDT Ventures this will confirm that the TSX Venture Exchange has denied NDT's application for regulatory approval for the consideration set out in the Finder's Fee Agreement dated July 30, 2003 between yourself and NDT because the proposed consideration exceeds the limits set out in the Exchange's policy 5.1

Accordingly we wish to amend the Finder's Fee Agreement by deleting the two paragraphs relating to compensation potentially due to you with respect to your efforts in assisting NDT acquiring the Trend Property and replacing them with the following:

"If NDT successfully culminates an agreement on the Property then NDT agrees, subject and conditional to regulatory approval, to pay Consultant $500 cash and issue 2,500 shares of NDT stock. The cash will be paid and the shares issued within 30 days of finalizing the agreement and obtaining regulatory approval.

NDT will pay Consultant an amount equal to five (5%) percent of "field expenditures" up to a maximum cap of $200,000, but not to include personnel related costs or expenses, corporate overhead, acquisition costs, land maintenance payments/fees or legal fees. "Field expenditures" include costs related to sample assaying, geophysical programs, drilling, equipment work and other field-related activities. These payments will be made on a quarterly basis."

Please signify your acknowledgment of and agreement with this amendment to the above reference agreement by signing and returning a copy of this letter. Upon receipt we will make every effort to obtain regulatory approval in a timely manner.

Should you have any questions, please do not hesitate to contact the undersigned.

Yours truly,
NDT VENTURES LTD.
Per:

Fred G. Hewett, President

Acknowledged and Agreed to this 23 day of April, 2004

By:

Henry H. Tonking, Consultant

Cc: Tom Burkhart

SCHEDULE "C"
to Option Agreement
Trend Property
made as of the 6th day of February, 2008
between
New Dimension Resources Ltd. and Calibre Mining Corp.

NET SMELTER RETURN ROYALTY

1. Interpretation. Where used in this Schedule:

(a) "**Agreement**" means the above referenced agreement including any amendments, renewals or restatements thereof;

(b) "**Commercial Production**" means the operation of the Property or any part thereof as a mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial production shall be deemed to have commenced on the first day of the month following the first 15 successive days during which Products have been produced from the Property at an average rate of not less than 70% of the initial rated capacity of the mining facilities on the Property used to generate the Product;

(c) "**Property**" means the Trend Property as defined in the Agreement;

(d) "**Fiscal Period**" means each calendar year or other fiscal period of twelve consecutive months adopted for tax purposes by the Optionee during the term of the Agreement;

(e) "**NSR**" means 1% of the Net Smelter Returns; and

(f) All other defined terms used in this Schedule C which are not defined herein have the meanings ascribed thereto in the Agreement.

2. Net Smelter Returns. "**Net Smelter Returns**" means the actual proceeds received from any mint, smelter refinery or other purchaser for the sale of ores, metals (including bullion) or concentrates produced from the property (collectively, "Product") and sold or proceeds received from an insurer in respect of Product, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing the proceeds:

(a) smelting and refining charges;

(b) penalties, smelter assay costs and umpire assay costs;

(c) cost of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery, or other purchaser;

(d) actual sales and brokerage costs;

(e) costs of insurance in respect of the Products;

(f) customs duties, severance tax, royalties, mineral taxes or the like and export and import taxes or tariffs payable in respect of the Product.

3. **Payment.** The Royalty shall be:

(a) calculated and paid on a quarterly basis within 45 days after the end of each quarter of the Fiscal Period in respect of the actual proceeds received in such fiscal quarter; and

(b) each payment hereunder shall be accompanied by an unaudited statement indicating the calculation of the NSR hereunder in reasonable detail, and the holder of the NSR shall receive, within 3 months of the end of each Fiscal Period, a summary unaudited statement of the calculation of the NSR for the last completed Fiscal Period together with copies of settlement sheets, statements, invoices and derivations of such payments and showing all of the credits and deductions added to or deducted from the amount due to the holder of the NSR. The holder of the NSR shall have 45 days from the time of receipt of the summary statement to question the accuracy thereof in writing and, failing such objection, the summary statement shall be deemed to be correct and unimpeachable thereafter. If the summary statement is questioned by the holder of the NSR, the holder of the NSR will have 12 months from the time of receipt of the summary statement to have such audited at the expense of the holder of the NSR. The audited results will be final and determinative of the calculation of the NSR for the audited period and will be binding on the parties. The holder of the NSR shall be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify payment of the NSR to it from time to time, provided, however, that such examination shall not unreasonably interfere with the Operator's operations or procedures. If the audit discloses a deficiency in the amount paid to the holder by greater than 5%, the Optionee shall reimburse the holder for all costs of the audit.

4. **Option to buy 0.5% of the NSR.** The holder of the NSR hereby grants to the Optionee an irrevocable option to acquire, at any time on or before 90 days after the commencement of commercial production 0.5% of the NSR for the purchase price of $1,000,000.00. The transaction of purchase and sale of such portion of the NSR will be closed within 30 days of the Optionee delivering a notice of its intent to acquire such portion of the NSR. At the closing, the Optionee shall deliver its cheque payable for $1,000,000.00 in favour of the holder of the NSR and the holder of the NSR shall deliver a transfer document prepared by the Optionee whereby 0.5% of the NSR is transferred to the Optionee.

5. **Segregation of the Property**. The determination of the NSR hereunder is based on the premise that production will be developed solely on the Property. If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, such shall be referred to arbitration under article 22 of the Agreement.

The arbitrator shall have reference first to the Agreement and then, if necessary, to practices used in mining operations of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto.

6. **Non-Arm's Length Sale of Product**. For the purposes of calculating the amount of NSR payable to the holder of the NSR hereunder, if, after the date of commencement of Commercial Production, any Product is sold to a subsidiary or affiliate (as such terms are defined in the Securities Act (B.C.)) and if the sale price of such Product is not negotiated on an arm's-length basis, the Operator shall, for the purposes of calculating the NSR and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount, if any, which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's-length and after taking into account all pertinent circumstances (including, without limitation, the then current market conditions relating to ore, concentrates or other materials or products similar to the Product). The